Exhibit 10.1

CAMERON INTERNATIONAL CORPORATION

$500,000,000 Aggregate Principal Amount

2.50% Convertible Senior Notes

due 2026

PURCHASE AGREEMENT

May 23, 2006

PURCHASE AGREEMENT

May 23, 2006

MORGAN STANLEY & CO. INCORPORATED
CITIGROUP GLOBAL MARKETS INC.
J. P. MORGAN SECURITIES

as Initial Purchasers
c/o Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York  10036

Dear Sirs and Mesdames:

Cameron International Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to you (the “Initial Purchasers”) $500,000,000 aggregate principal amount of its 2.50% Convertible Senior Notes due 2026 (the “Firm Notes”). In addition, the Company proposes to grant to the Initial Purchasers the option to purchase from the Company up to an additional $75,000,000 aggregate principal amount of the Company’s 2.5% Convertible Senior Notes due 2026 (the “Additional Notes”). The Firm Notes and the Additional Notes are herein collectively sometimes referred to as the “Notes”.

The Notes are to be issued pursuant to an indenture (the “Indenture”) to be entered into at or prior to the “time of purchase” (as defined herein), between the Company and SunTrust Bank, as trustee (the “Trustee”). The Notes will be convertible in accordance with their terms and the terms of the Indenture into cash and, if applicable, shares of the common stock (the “Common Stock”) of the Company, par value $0.01 per share (the “Shares”).

The Notes and the Shares will be offered by the Company without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed to be “qualified institutional buyers” in compliance with the exemption from registration provided by Rule 144A under the Securities Act (“Rule 144A”).

The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement to be entered into at or prior to the time of purchase between the Company and the Initial Purchasers (the “Registration Rights Agreement”).

The Company has furnished to you, for use by you in connection with the offering of the Notes, copies of a preliminary offering memorandum (the “Preliminary Memorandum”), and the Company will, on or before the second business day after the date hereof, prepare and furnish to you, for use by you in connection with the offering of the Notes, a final offering memorandum (the “Final Memorandum” and, with the Preliminary

Memorandum, each a “Memorandum”), each of which Memoranda includes or will include, among other things, a description of the terms of the Notes and the Shares, the terms of the offering and a description of the Company. Any reference herein to the Preliminary Memorandum, Final Memorandum or Memorandum shall be deemed to refer to and include the documents, if any, incorporated by reference, or deemed to be incorporated by reference, therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the any Memorandum shall be deemed to refer to and include the filing with the Securities and Exchange Commission (the “Commission”) of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”) on or after the date of such Memorandum and deemed to be incorporated therein by reference.

As used in this Agreement, “business day” shall mean a day on which the New York Stock Exchange (the “NYSE”) is open for trading. The terms “herein,” “hereof,” “hereto,” “hereinafter” and similar terms, as used in this Agreement, shall in each case refer to this Agreement as a whole and not to any particular section, paragraph, sentence or other subdivision of this Agreement. The term “or,” as used herein, is not exclusive.

This Agreement, the Registration Rights Agreement, the Notes and the Indenture are hereinafter sometimes referred to collectively as the “Operative Documents.”

The Company and the Initial Purchasers agree as follows:

1.             Sale and Purchase:  Upon the basis of the representations and warranties and subject to the other terms and conditions herein set forth, the Company agrees to issue and sell to the respective Initial Purchasers and each of the Initial Purchasers, severally and not jointly, agrees to purchase from the Company, the aggregate principal amount of Firm Notes set forth opposite the name of such Initial Purchaser in Schedule A attached hereto in each case at a purchase price of 98.375% of the principal amount thereof.

In addition, the Company hereby grants to the several Initial Purchasers the option (the “Manager’s Option”) to purchase from time to time, and upon the basis of the representations and warranties and subject to the terms and conditions herein set forth, the Initial Purchasers shall have the right to purchase, severally and not jointly, from the Company, ratably in accordance with the aggregate principal amount of Firm Notes to be purchased by each of them, all or a portion of the Additional Notes, at a purchase price of 98.375% of the principal amount thereof, plus accrued interest, if any, from the “time of purchase” (as hereinafter defined) to the “additional time of purchase” (as hereinafter defined), such accrued interest to be calculated in the same manner and at the same rate at which interest accrues on the Notes in accordance with their terms and the terms of the Indenture. The Manager’s Option may be exercised by Morgan Stanley & Co. Incorporated (“Morgan Stanley”) on behalf of the several Initial Purchasers at any time and from time to time on or before the thirtieth day following the date of the Final Memorandum by written notice to the Company. Such notice shall set forth the aggregate principal amount of

Additional Notes as to which the Manager’s Option is being exercised and the date and time when the Additional Notes are to be delivered (any such date and time being herein referred to as an “additional time of purchase”); provided, however, that no additional time of purchase shall be earlier than the “time of purchase” (as defined below) nor earlier than the second business day after the date on which the Manager’s Option shall have been exercised nor later than the tenth business day after the date on which the Manager’s Option shall have been exercised. The principal amount of Additional Notes to be sold to each Initial Purchaser shall be the principal amount which bears the same proportion to the aggregate principal amount of Additional Notes being purchased as the principal amount of Firm Notes set forth opposite the name of such Initial Purchaser on Schedule A hereto bears to the aggregate principal amount of Firm Notes, subject to adjustment in accordance with Section 9 hereof.

2.             Payment and Delivery:  Payment of the purchase price for the Firm Notes shall be made to the Company by Federal Funds wire transfer, against delivery of the Firm Notes to you through the facilities of The Depository Trust Company (“DTC”) for the respective accounts of the Initial Purchasers. Such payment and delivery shall be made at 9:00 A.M., central standard time, on May 26, 2006 (unless another time shall be agreed to by you and the Company or unless postponed in accordance with the provisions of Section 9 hereof). The time at which such payment and delivery are to be made is hereinafter sometimes called the “time of purchase.”  Electronic transfer of the Firm Notes shall be made to you at the time of purchase in such names and in such denominations as you shall specify.

Payment of the purchase price for the Additional Notes shall be made at the additional time of purchase in the same manner and at the same office and time of day as the payment for the Firm Notes. Electronic transfer of the Additional Notes shall be made to you at the additional time of purchase in such names and in such denominations as you shall specify.

For the purpose of expediting the checking of the certificates for the Notes by you, the Company agrees to make such certificates available to you for such purpose at least one full business day preceding the time of purchase or the additional time of purchase, as the case may be.

Deliveries of the documents described in Section 7 hereof with respect to the purchase of the Notes shall be made at the offices of Baker Botts L.L.P. at 910 Louisiana, Houston, Texas, at 8:00 A.M., central standard time, on the date of the closing of the purchase of the Firm Notes or the Additional Notes, as the case may be.

3.             Representations and Warranties of the Company:  The Company represents and warrants to and agrees with each of the Initial Purchasers that:

(a)           At no time during the period that begins on the date of the Preliminary Memorandum and ends at the time of purchase did or will the Preliminary Memorandum, as then amended or supplemented and when taken together with the Term Sheet, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; at no time during the period that begins on the date of the Final Memorandum and ends at the later of the time of purchase, the latest additional time of purchase, if any, and the last time at which the Final Memorandum, as then amended or supplemented, is delivered in connection with an initial resale of any Notes by any Initial Purchaser will the Final Memorandum, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty in this Section 3(a) with respect to any statement contained in either Memorandum in reliance upon and in conformity with information concerning an Initial Purchaser and furnished in writing by or on behalf of such Initial Purchaser through Morgan Stanley to the Company expressly for use in such Memorandum; each Incorporated Document, at the time such document was filed, or will be filed, with the Commission or at the time such document became or becomes effective, as applicable, complied or will comply, in all material respects, with the requirements of the Exchange Act and did not or will not, as applicable, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The “Term Sheet” means the term sheet attached as Exhibit D hereto.

(b)           Prior to the execution of this Agreement, the Company has not, directly or indirectly, offered or sold any Notes by means of, or used, in connection with the offer or sale of the Notes, any material or communication that would, assuming the Notes were to be offered publicly, constitute a “prospectus” (within the meaning of the Act), in each case other than the Preliminary Memorandum.

(c)           All of the issued and outstanding shares of capital stock, including Common Stock, of the Company have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of any statutory or contractual preemptive rights, resale rights, rights of first refusal or similar rights.

(d)           The subsidiaries of the Company (the “subsidiaries”), other than Cooper Cameron (UK) Limited, Cooper Cameron Canada Corporation, Cameron France SAS, Cooper Cameron (Singapore) Pte. Ltd., Cooper Cameron Valves Italy Srl, Cameron International Holding Corp., Cooper Cameron Holding (Cayman) Limited, Cameron Holding (Luxembourg) SARL and Cameron (Luxembourg) SARL (each, a “Principal Subsidiary”), (i) do not, individually or in the aggregate, account for more than 20% of the Company and its subsidiaries’ customer sales, (ii) do not, individually or in the aggregate, provide more than 20% of the Company and its subsidiaries’ income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle, and (iii) do not, individually or in the aggregate, account for more than 20% of the total assets of the Company and its subsidiaries after the elimination of intercompany items. Except as set forth in the Preliminary Memorandum and the Final Memorandum, all of the

issued and outstanding shares of capital stock or other equity interests of each Principal Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. All shares of capital stock or other equity interests of the Principal Subsidiaries that are owned of record directly by the Company or indirectly by a wholly owned subsidiary of the Company are owned free and clear of any lien, security interest, pledge, charge, encumbrance, mortgage, equity, claim or adverse interest of any nature (each a “Lien”); none of the outstanding shares of capital stock or other equity interests of any such Principal Subsidiary was issued in violation of any preemptive or similar rights or the charter or bylaws or other organizational documents of the Company or such Principal Subsidiary or any agreement to which the Company or such Principal Subsidiary is a party. Except as set forth in the Preliminary Memorandum and the Final Memorandum, there are no outstanding subscriptions, rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest of the Principal Subsidiaries.

(e)           The Company and each Principal Subsidiary has been duly incorporated, organized or formed as a corporation, partnership or other entity, is validly existing in good standing under the laws of its respective jurisdiction of incorporation, organization or formation and has all requisite power and authority to carry on its business as it is currently being conducted as described in the Preliminary Memorandum and the Final Memorandum and to own, lease, license and operate its respective properties in accordance with its business as currently conducted. The Company and each Principal Subsidiary is duly registered and qualified and in good standing as a foreign corporation, partnership or other entity authorized to do business in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such registration or qualification, except where the failure to be so registered or qualified would not, individually or in the aggregate, result in a Material Adverse Effect. A “Material Adverse Effect” means any material adverse effect on the business, condition (financial or other), properties, results of operations, earnings or business prospects of the Company and its subsidiaries, taken as a whole.

(f)            The Company has all requisite power and authority to execute, deliver and perform all of its obligations under the Operative Documents and to consummate the transactions contemplated by the Operative Documents to be consummated on its part and, without limitation, the Company has all requisite power and authority to issue, sell and deliver the Notes.

(g)           This Agreement has been duly and validly authorized, executed and delivered by the Company and when executed and delivered by the Company and by you will be a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(h)           The Indenture has been duly and validly authorized by the Company and, when duly executed and delivered by the Company (assuming the due authorization, execution and delivery thereof by the Trustee), will constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(i)            The Registration Rights Agreement has been duly authorized by the Company and when executed and delivered by the Company and duly authorized, executed and delivered by the Initial Purchasers will be a legal, valid and binding agreement of the Company, and will entitle the holders of the Notes to the benefits thereof and enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally and general principles of equity and (ii) rights to indemnity and contribution may be limited by applicable law.

(j)            The Notes have been duly and validly authorized for issuance and sale to the Initial Purchasers by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered by the Company against payment by the Initial Purchasers in accordance with the terms of this Agreement, the Notes will have been validly issued and delivered, will be legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The Shares initially issuable upon conversion of the Notes have been duly authorized and validly reserved for issuance upon conversion of the Notes, and upon conversion of the Notes in accordance with their terms and the terms of the Indenture will be issued free of statutory and contractual preemptive rights and are sufficient in number to meet the current conversion requirements, and such Shares, when so issued upon such conversion in accordance with the terms of the Indenture, will be duly and validly issued and fully paid and non-assessable.

(k)           The Notes, the Registration Rights Agreement, the Indenture and the capital stock of the Company, including the Shares, conform in all material respects to each description thereof contained or incorporated by reference in the Preliminary Memorandum and the Final Memorandum.

(l)            None of the Company or any Principal Subsidiary is (i) in violation of its charter, bylaws or other constitutive and governing documents, (ii) in default (or, with notice or lapse of time or both, would be in default) in the performance or observance of any obligation, agreement, covenant or condition contained in any bond, debenture, note, indenture, mortgage, deed of trust, loan or credit agreement, or other evidence of indebtedness, or any lease, license, franchise agreement, authorization, permit, certificate or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of their assets or properties is subject (collectively, “Agreements and Instruments”), or (iii) in violation of any law, statute, rule, regulation, judgment, order or decree of any domestic or foreign court with jurisdiction over any of them or any of their assets or properties or other governmental or regulatory authority, agency or other body, except as, in the case of clauses (ii) and (iii) herein, would not, either individually or in the aggregate, have a Material Adverse Effect. There exists no condition that, with notice, the passage of time or otherwise, would constitute a default by the Company or any Principal Subsidiary under any such document or instrument or result in the imposition of any penalty or the acceleration of any indebtedness, other than penalties, defaults or conditions that would not have a Material Adverse Effect.

(m)          The execution, delivery and performance by the Company of the Operative Documents, including the consummation of the offer and sale of the Notes, does not or will not violate, conflict with or constitute a breach of any of the terms or provisions of, or a default under (or an event that with notice or the lapse of time, or both, would constitute a default), or require consent under, or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Company or any Principal Subsidiary or an acceleration of any indebtedness of the Company or any Principal Subsidiary pursuant to, (i) the charter, bylaws or other constitutive documents of the Company or any Principal Subsidiary, (ii) any Agreements and Instruments, (iii) any law, statute, rule or regulation applicable to the Company or any of its subsidiaries or their respective assets or properties or (iv) any judgment, order or decree of any domestic or foreign court or governmental agency or authority having jurisdiction over the Company or any of its subsidiaries or their respective assets or properties, except as, in the case of clauses (ii) and (iv), would not, either individually or in the aggregate, (A) have a Material Adverse Effect or (B) interfere with or adversely affect the issuance of the Notes in any jurisdiction or adversely affect the consummation of the transactions contemplated by any of the Operative Documents.

(n)           No approval, authorization, consent or order of, or filing, registration, qualification, license or permit of or with, any federal, state, local or foreign court or governmental agency, body or administrative agency, or of or with the rules of the New York Stock Exchange, or approval of stockholders of the Company, is required to be obtained or made by the Company for the execution, delivery and performance by the Company of the Operative Documents, including the consummation of any of the transactions contemplated thereby, except (i) such as have been or will be obtained or made on or prior to the time of purchase in connection with the issuance of the Notes, (ii) such as may be required under state securities or blue sky laws, (iii) as may be required by federal and state securities laws with respect to the Company’s obligations under the Registration Rights Agreement and the listing of the Shares on the New York Stock Exchange in connection therewith, or (iv) those for which the failure to obtain would not, either individually or in the aggregate, (A) have a Material

Adverse Effect or (B) interfere with or adversely affect the issuance of the Notes in any jurisdiction or adversely affect the consummation of the transactions contemplated by any of the Operative Documents.

(o)           Except as described in the Preliminary Memorandum and the Final Memorandum, (i) no person has any preemptive rights or similar rights to purchase any shares of Common Stock or shares of any other capital stock or other equity interests of the Company, whether as a result of the sale of the Notes as contemplated hereby or otherwise, and (ii) no person has the right to act as an initial purchaser or as a financial advisor to the Company in connection with the offer and sale of the Notes. Except as described in the Preliminary Memorandum and the Final Memorandum and except pursuant to the Registration Rights Agreement, no person has the right, contractual or otherwise, to require the Company to register any securities with the Commission, whether in the registration statement to be filed with the Commission pursuant to the Registration Rights Agreement or otherwise, and whether as a result of the sale of the Notes as contemplated hereby or otherwise.

(p)           Except as described in the Preliminary Memorandum and the Final Memorandum, there is no action, suit, claim, investigation or proceeding before or by any court, arbitrator or governmental agency, board, authority, body or official, domestic or foreign, now pending or, to the knowledge of the Company, threatened or contemplated to which the Company or any of its subsidiaries is a party or to which the business, assets or property of such entity is subject, except such as, if determined adversely to the Company or such subsidiary, would not, either individually or in the aggregate, (i) have a Material Adverse Effect or (ii) interfere with or adversely affect the issuance of the Notes in any jurisdiction or adversely affect the consummation of the transactions contemplated by any of the Operative Documents. Every request of any securities authority or agency of any jurisdiction for additional information with respect to the Notes that has been received by the Company or its counsel prior to the date hereof has been, or will prior to the time of purchase be, complied with in all material respects.

(q)           Except as described in the Preliminary Memorandum and the Final Memorandum, the Company and each Principal Subsidiary (i) is in compliance with, or not subject to costs or liabilities under, any and all local, state, provincial, federal and foreign laws, regulations, rules of common law, orders and decrees, as in effect as of the date hereof, and any present judgments and injunctions issued or promulgated thereunder relating to pollution or protection of public and employee health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants applicable to it or its business or operations or ownership or use of its property (“Environmental Laws”), (ii) possesses all permits, licenses or other approvals required under applicable Environmental Laws, and is in compliance with all terms and conditions of any such permit, license or other approval, and (iii) except as set forth in the Preliminary Memorandum and the Final Memorandum, has not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in each case where liability or other consequences arising out of the matters referred to in clauses (i) through (iii) above would not, individually or in the aggregate, have a Material Adverse Effect. There has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto any property now or previously owned or leased by the Company or any of its subsidiaries or into the environment surrounding such property of any solid wastes or hazardous substances due to or caused by the Company or any of its subsidiaries, except for any such spill, discharge, leak, emission, injection, escape, dumping or release which would not, individually or in the aggregate, have a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, have a Material Adverse Effect. For purposes of this provision, the terms “hazardous substances” and “solid wastes” shall have the meanings specified in any applicable Environmental Laws.

(r)            Except as otherwise set forth in the Preliminary Memorandum and the Final Memorandum or such as would not have a Material Adverse Effect, each of the Company and its subsidiaries has good and marketable title to all property (real and personal) described or incorporated by reference into the Preliminary Memorandum and the Final Memorandum as being owned by it, free and clear of all Liens, except Liens for taxes not yet due and payable and Liens described in the Preliminary Memorandum and the Final Memorandum. All the property described in the Preliminary Memorandum or the Final Memorandum or a document incorporated by reference into either the Preliminary Memorandum or the Final Memorandum, as being held under lease by the Company or any of its subsidiaries is held by such entity under valid, subsisting and enforceable leases, except as would not have a Material Adverse Effect.

(s)           The Company and each subsidiary has filed on a timely basis all necessary federal, state, local and foreign income, franchise and other tax returns (other than returns being contested in good faith or as to which the failure to file would not have a Material Adverse Effect) and have paid all taxes shown thereon as due (other than those being contested in good faith or which are currently payable without penalty or interest), and the Company has no knowledge of any tax deficiency which has been or might be asserted against the Company or any subsidiary except as would not have a Material Adverse Effect; all material tax liabilities are adequately provided for within the financial statements of the Company in accordance with United States generally accepted accounting principles (“GAAP”).

(t)            None of the Company or any of its subsidiaries is and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Preliminary Memorandum and the Final Memorandum will be, required to register as an “investment company” or a company “controlled” by an “investment company” incorporated in the United States within the meaning of the Investment Company Act of 1940, as amended.

(u)           The Company and each of the Principal Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of its financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for its assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2005, there have been no significant changes in internal controls or in other factors that could materially affect the Company’s or any Principal Subsidiary’s internal controls over financial reporting.

(v)           The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, particularly during the period in which the Annual Report on Form 10-K for the year ended December 31, 2005 was being prepared; (ii) have been evaluated for effectiveness as of the end of the periods covered by the Company’s Annual Report on Form 10-K for the year ended December 31, 2005; and (iii) are effective to perform the functions for which they were established.

(w)          Based on the evaluation of its disclosure controls and procedures as of the end of the period covered by the Annual Report on Form 10-K for the year ended December 31, 2005, and other than as has been disclosed to the Company’s auditors and the audit committee of the board of directors of the Company, the Company is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect its ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company.

(x)            Except as would not have a Material Adverse Effect, (i) the Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged, (ii) all policies of insurance insuring the Company or any its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect and (iii) the Company and its subsidiaries are in compliance with the terms of such policies and instruments. There are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Company nor any subsidiary has been refused any insurance coverage sought or applied for, except in each case as set forth in the Preliminary Memorandum and the Final Memorandum. Neither the Company nor any subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in the Preliminary Memorandum and the Final Memorandum.

(y)           Since December 31, 2005, except as set forth or incorporated by reference in the Preliminary Memorandum and the Final Memorandum, (i) none of the Company or any of its subsidiaries has (A) incurred any liabilities or obligations, direct or contingent, that would have a Material Adverse Effect, or (B) entered into any material transaction not in the ordinary course of business, (ii) there has been no material adverse change or any development involving a prospective material adverse change in the business, properties, management, condition (financial or otherwise), earnings or results of operations of the Company and its subsidiaries, taken as a whole, and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock except in a manner consistent with past practices.

(z)            None of the Company or any of its subsidiaries (or any agent thereof acting on their behalf other than the Initial Purchasers, as to whom the Company makes no representation) has taken, and none of them will take (other than the Initial Purchasers, as to whom the Company makes no representation), any action that would cause this Agreement or the issuance or sale of the Notes to violate Regulations T, U or X of the Board of Governors of the Federal Reserve System or analogous foreign laws and regulations, in each case as in effect, or as the same may hereafter be in effect, at the time of purchase of the Notes.

(aa)         Ernst & Young LLP, who has certified or shall certify the audited financial statements included or to be included as part of or incorporated by reference in the Preliminary Memorandum and the Final Memorandum is an independent accountant within the meaning of the Securities Act. The historical financial statements and the notes and schedules thereto included in or incorporated by reference in the Preliminary Memorandum and the Final Memorandum present fairly in all material respects the consolidated financial position and results of operations of the Company and its subsidiaries at the respective dates and for the respective periods indicated. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented (except as disclosed in the Preliminary Memorandum and the Final Memorandum, including the documents incorporated by reference therein). The other financial and statistical information and data included in or incorporated by reference in the Preliminary Memorandum and the Final Memorandum are accurately presented in all material respects and prepared on a basis consistent with the financial statements and the books and records of the Company and its subsidiaries.

(bb)         Except as would not have a Material Adverse Effect, each of the Company and its subsidiaries own or possess the right to use all patents, trademarks (both registered and unregistered), trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and other intellectual property rights described in the Preliminary Memorandum and the Final Memorandum as being owned by them or any of them or necessary for the conduct of their respective businesses, and the Company is not aware of any claims to the contrary or any challenge by any other entity to the rights of the Company and its subsidiaries with respect to any of the foregoing.

(cc)         Except as described in the Preliminary Memorandum and the Final Memorandum, there are no contracts, agreements or understandings between the Company or any subsidiaries and any other entity other than the Initial Purchasers that would give rise to a valid claim against the Company, any of its subsidiaries or the Initial Purchasers for a brokerage commission, finder’s fee or like payment in connection with the issuance, purchase and sale of the Notes.

(dd)         Except as would not have a Material Adverse Effect, each of the Company and its subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of the Company and its subsidiaries are eligible to participate and each such plan is in compliance with the presently applicable provisions of ERISA and such regulations and published interpretations. Except as would not have a Material Adverse Effect, the Company and its subsidiaries have not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA.

(ee)         No labor problem or dispute with any of the employees of the Company or any of its subsidiaries exists or is threatened or imminent, nor is the Company aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries principal suppliers, contractors or customers, that could have a Material Adverse Effect, except as set forth in the Preliminary Memorandum and the Final Memorandum.

(ff)           The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 or any related rules and regulations promulgated by the Commission, and the statements contained in any such certification are true and correct in all material respects.

(gg)         The statistical and market-related data and forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) included in the Preliminary Memorandum and the Final Memorandum are based on or derived from sources that the Company believes to be reliable and accurate in all material respects and represent its good faith estimates that are made on the basis of data derived from such sources.

(hh)         When the Notes are issued pursuant to this Agreement, the Notes will not be of the same class (within the meaning of Rule 144A) as securities that are listed on a national securities exchange registered pursuant to Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

(ii)           Neither the Company nor any Affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act) (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or would be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the Notes or (ii) offered, solicited offers to buy or sold the Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(jj)           It is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers pursuant to this Agreement to register the Notes or the Shares deliverable upon conversion of the Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(kk)         The Company is subject to requirements of the sanctions program implemented and administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including without limitation, 31 CFR Parts 500-600 (“OFAC Sanctions Programs”). The Company consults from time to time with knowledgeable counsel regarding its compliance with the OFAC Sanctions Program. The Company has undertaken commercially reasonable efforts to comply with the OFAC Sanctions Program. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by OFAC, and the Company will not expend any of its funds, or lend, contribute or otherwise make available such funds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any such person in violation of the OFAC Sanctions Program.

In addition, any certificate signed by any officer of the Company or any of the Principal Subsidiaries and delivered to the Initial Purchasers or counsel for the Initial Purchasers in connection with the offer and sale of the Notes pursuant to this Agreement shall be deemed to be a representation and warranty by the Company or Principal Subsidiary, as the case may be, as to matters covered thereby, to the Initial Purchasers.

4.             Representations and Warranties of the Initial Purchasers. The Initial Purchasers propose to offer the Notes for sale upon the terms and conditions set forth in this Agreement, and each Initial Purchaser hereby, severally and not jointly, represents and warrants to and agrees with the Company that:

(a)           They will offer and sell the Notes only to persons whom they reasonably believe are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A in transactions meeting the requirements of Rule 144A and that, in purchasing such Notes, are deemed to have represented and agreed as provided in the Final Memorandum under the caption “Notice to Investors.”

(b)           Each Initial Purchaser is a QIB within the meaning of Rule 144A.

(c)           Each Initial Purchaser has not and will not directly or indirectly, solicit offers in the United States for, or offer or sell, the Notes by any form of general solicitation, general advertising (as such terms are used in Regulation D) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

5.             Certain Covenants of the Company:  The Company hereby agrees:

(a)           The Company will prepare the Final Memorandum in a form approved by the Initial Purchasers and will make no amendment or supplement to the Final Memorandum to which the Initial Purchasers reasonably object.

(b)           Promptly, from time to time, the Company will take such action as the Initial Purchasers may reasonably request to qualify the Notes and the Shares for offering and sale under the securities laws of such jurisdictions as the Initial Purchasers may request and will comply with such laws so as to permit the continuance of sales and dealing therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes; provided, that in connection therewith the Company shall not be required to qualify as a foreign corporation, to file a general consent to service of process or subject itself to any tax in any such jurisdiction where it is not now so qualified or subject.

(c)           The Company will furnish the Initial Purchasers with as many copies of the Final Memorandum, any documents incorporated by reference therein and any amendment or supplement thereto as the Initial Purchasers may from time to time reasonably request, and if, at any time prior to the completion of the resale of the Notes by the Initial Purchasers, any event shall have occurred as a result of which the Final Memorandum as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Final Memorandum is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Final Memorandum, the Company will notify the Initial Purchasers and upon the request of the Initial Purchasers will prepare and furnish without charge to the Initial Purchasers and to any dealer in securities as many copies as the Initial Purchasers may from time to time reasonably request of an amended Final Memorandum or a supplement to the Final Memorandum which will correct such statement or omission or effect such compliance.

(d)           During the period beginning from the date hereof and continuing until the date 90 days after the date of the Final Memorandum, the Company will not, without the prior written consent of Morgan Stanley issue, offer, sell, contract to sell, hypothecate, pledge, grant or sell any option, right or warrant to purchase, or otherwise dispose of, or contract to dispose of, any Shares, any securities substantially similar to the Notes or the Common Stock, any securities that are convertible into or exchangeable for shares of Common Stock and any debt securities or any securities that are convertible into or exchangeable for the Notes or such other debt securities, or file or cause to be declared effective a registration statement under the Securities Act relating to the offer and sale of any Shares, any securities substantially similar to the Notes or the Common Stock, any securities that are convertible into or exchangeable for shares of Common Stock and debt securities or any securities that are convertible into or exchangeable for the Notes or such other debt securities (other than (i) the issuance of the Notes; (ii) the issuance of Shares upon conversion of the Notes; (iii) the issuance of shares of Common Stock upon conversion or exercise of convertible or exercisable or exchangeable securities outstanding as of the date of this Agreement or (iv) the issuance of shares of Common Stock or options pursuant to employee stock option or employee stock purchase plans existing on, or upon exercise of warrants outstanding as of, the date of this Agreement), or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or Notes irrespective of whether any transaction mentioned above is to be settled by delivery of the Common Stock, the Notes or other securities, in cash or otherwise.

(e)           At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act and so long as any of the Notes (or Shares issued upon conversion thereof) are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, for the benefit of holders from time to time of the Notes, the Company will furnish at its expense, upon request, to holders and beneficial owners of Notes and prospective purchasers of Notes information satisfying the requirements of subsection (d)(4)(i) of Rule 144A.

(f)            The Company will use its best efforts to cause the Notes to be eligible for trading in PORTAL.

(g)           For so long as the Notes remain outstanding, the Company will furnish to the Initial Purchasers copies of all reports or other communications (financial or other) furnished to stockholders of the Company, and will deliver, or make available via the Commission’s Electronic Data, Gathering, Analysis and Retrieval (EDGAR) System, to the Initial Purchasers (i) as soon as they are available, copies of any reports and financial statements furnished to or filed by the Company with the Commission or any securities exchange on which the Notes or any class of securities of the Company is listed; and (ii) such additional public information concerning the business and financial condition of the Company as the Initial Purchasers may from time to time reasonably request (such financial information to be on a consolidated basis to the extent the accounts of the Company and the Subsidiaries are consolidated in reports furnished to its stockholders generally or to the Commission).

(h)           The Company will use the net proceeds received by it from the sale of the Notes pursuant to this Agreement in the manner specified in the Preliminary Memorandum and the Final Memorandum under the caption “Use of Proceeds.”

(i)            The Company will reserve and keep available at all times free of preemptive rights, Shares for the purpose of enabling the Company to satisfy any obligations to issue Shares upon conversion of the Notes.

(j)            The Company will use its best efforts to list, as promptly as practicable but in no event later than the time that the registration statement is declared effective in accordance with the Registration Rights Agreement, and subject to notice of issuance, the Shares on the New York Stock Exchange.

(k)           Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including, without limitation, (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Notes and all other fees and expenses in connection with the preparation of each Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the furnishing of copies thereof to the Initial Purchasers and to dealers (including costs of mailing and shipment), (ii) all costs related to the preparation, issuance, execution, authentication and delivery of the Notes and the Shares, (iii) all costs related to the transfer and delivery of the Notes to the Initial Purchasers, including any transfer or other taxes payable thereon, (iv) all expenses in connection with the qualification of the Notes and the Shares for offering and sale under state laws and the cost of printing and furnishing of copies of any blue sky or legal investment memorandum to the Initial Purchasers and to dealers (including filing fees and the fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with such blue sky or legal investment memorandum), (v) any fees payable to investment rating agencies with respect to the rating of the Notes, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the fees and expenses, if any, incurred in connection with the admission of the Notes for trading in PORTAL or any appropriate market system, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Notes, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, and (ix) all other costs and expenses incident to the performance of the Company’s obligations hereunder for which provision is not otherwise made in this Section 5(k).

(l)            Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Notes in a manner which would require the registration under the Securities Act of the offer and sale of the Notes pursuant to this Agreement.

(m)          The Company will not solicit any offer to buy or offer or sell the Notes or the Shares by means of any form of general solicitation or general advertising (as those terms are used in Regulation D) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(n)           The Company will not, at any time at or after the execution of this Agreement, directly or indirectly, offer or sell any Notes by means of, or use, in connection with the offer or sale of the Notes, any material or communication that would, assuming the Notes were to be offered publicly, constitute a “prospectus” (within the meaning of the Securities Act), in each case other than the Final Memorandum.

(o)           During the period after the time of purchase or the additional time of purchase, if later, the Company will not, and will not permit Affiliates, to resell any of the Notes or the Shares which constitute “restricted securities” under Rule 144 under the Securities Act that have been reacquired by any of them except pursuant to an effective registration statement under the Securities Act.

(p)           Neither the Company nor any Affiliate will take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Notes contemplated hereby.

(q)           The Company and each Principal Subsidiary will comply in all material respects with all applicable securities and other laws, rules and regulations, including without limitation, the Sarbanes-Oxley Act, and use its best efforts to cause the officers and directors of the Company and each Principal Subsidiary, as the case may be, in their capacities as such, to comply with such laws, rules and regulations, including without limitation, the provisions of the Sarbanes-Oxley Act.

6.             Reimbursement of Initial Purchasers’ Expenses:  If the Firm Notes are not delivered for any reason other than the termination of this Agreement pursuant to clause (iii), (v) or (vi) of Section 8(b) or Section 9(e) hereof or the default by one or more of the Initial Purchasers in its or their respective obligations hereunder, the Company shall, in addition to paying the amounts described in Section 5(k) hereof, reimburse the Initial Purchasers for all of their reasonable out-of-pocket expenses, including the fees and disbursements of their counsel.

7.             Conditions of Initial Purchasers’ Obligations:  The several obligations of the Initial Purchasers hereunder are subject to the accuracy of the representations and warranties on the part of the Company on the date hereof and at the time of purchase. The several obligations of the Initial Purchasers at the additional time of purchase are subject to the accuracy of the representations and warranties on the part of the Company on the date hereof, at the time of purchase and at the additional time of purchase, as the case may be. Additionally, the several obligations of the Initial Purchasers are subject to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a)           The Initial Purchasers shall have received at the time of purchase and at the additional time of purchase, as the case may be, an opinion of Porter & Hedges, L.L.P., counsel for the Company, substantially in the form of Exhibit A hereto, addressed to the Initial Purchasers and dated the date of the time of purchase or the additional time of purchase, as the case may be.

(b)           The Initial Purchasers shall have received at the time of purchase and at the additional time of purchase, as the case may be, an opinion of William C. Lemmer, Vice President, General Counsel and Secretary to the Company, substantially in the form of Exhibit B hereto, addressed to the Initial Purchasers and dated the date of the time of purchase or the additional time of purchase, as the case may be.

(c)           The Initial Purchasers shall have received at the time of purchase and at the additional time of purchase, as the case may be, from Ernst & Young LLP customary comfort letters dated, respectively, as of the date of the time of purchase or the additional time of purchase, as the case may be, and addressed to the Initial Purchasers, which letters shall cover the various financial disclosures contained in the Preliminary Memorandum and the Final Memorandum, in the form and substance heretofore approved by Morgan Stanley and Baker Botts L.L.P., counsel to the Initial Purchasers.

(d)           The Initial Purchasers shall have received at the time of purchase and at the additional time of purchase, as the case may be, the opinion of Baker Botts L.L.P., counsel for the Initial Purchasers, dated the date of the time of purchase or the additional time of purchase, as the case may be, in form and substance reasonably satisfactory to you.

(e)           No amendment or supplement to the Preliminary Memorandum or the Final Memorandum, or any document which upon filing with the Commission would be incorporated by reference in the Preliminary Memorandum or the Final Memorandum, shall at any time have been made or filed to which the Initial Purchasers have reasonably objected in writing.

(f)            At the time of purchase or the additional time of purchase, as the case may be, neither the Preliminary Memorandum, when taken together with the Term Sheet, nor the Final Memorandum, and no amendment or supplement to either Memorandum, shall include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)           Between the time of execution of this Agreement and the time of purchase, or an additional time of purchase, as the case may be, there shall not have occurred or become known any material and unfavorable change, financial or otherwise, in the business, properties, management, conditions, business prospects or results of operations of the Company and its subsidiaries, taken as a whole, that in the judgment of the Initial Purchasers makes it impracticable or inadvisable to proceed with the offering or delivery of the Notes on the terms and in the manner contemplated by the Preliminary Memorandum and the Final Memorandum.

(h)           The Company will, at the time of purchase and, if applicable at the additional time of purchase, deliver to you a certificate of its Chief Executive Officer and its Chief Financial Officer in the form attached as Exhibit C hereto.

(i)            You shall have received copies, duly executed by the Company and the other parties thereto, of the Registration Rights Agreement and the Indenture.

(j)            The Company shall have furnished to you such other documents and certificates as to the accuracy and completeness of any statement in the Preliminary Memorandum and the Final Memorandum as of the time of purchase and the additional time of purchase, as the case may be, as you may reasonably request.

(k)           The Notes shall be included in the book-entry settlement system of the DTC and designated for trading on PORTAL, subject only to notice of issuance at or prior to the time of purchase.

(l)            Between the time of execution of this Agreement and the time of purchase or additional time of purchase, as the case may be, there shall not have occurred any downgrading, nor shall any notice have been given of (i) any intended or potential downgrading or (ii) any review or possible change that does not indicate an improvement, in the rating accorded any securities of or guaranteed by the Company by Moody’s Investor Services, Inc. or Standard & Poor’s Rating Services.

8.             Effective Date of Agreement; Termination:  This Agreement shall become effective when the parties hereto have executed and delivered this Agreement.

The obligations of the several Initial Purchasers hereunder shall be subject to termination in the absolute discretion of Morgan Stanley at any time prior to the time of purchase or an additional time of purchase, as the case may be, if prior to such time (i) the Company shall have failed, refused or been unable to perform in any material respect any agreement on its part to be performed under this Agreement when and as required, (ii) any other condition to the obligations of the Initial Purchasers under this Agreement to be fulfilled by the Company pursuant to Section 7 is not fulfilled when and as required in any material respect, (iii) trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market shall have been suspended or limitations or minimum prices shall have been established on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, (iv) a suspension or material limitation in trading in the Company’s securities on the New York Stock Exchange has occurred, (v) a general banking moratorium shall have been declared either by the United States or New York State authorities, or if there has been a material disruption in securities settlement or clearance services in the United States, or (vi) the United States shall have declared war in accordance with its constitutional processes or there shall have occurred any material outbreak or escalation of hostilities or terrorism or other national or international calamity or crisis of such magnitude in its effect on the financial markets of the United States as, in the judgment of Morgan Stanley to make it impracticable or inadvisable to proceed with the offering or delivery of the Notes on the terms and in the manner contemplated in the Preliminary Memorandum and the Final Memorandum.

If Morgan Stanley elects to terminate this Agreement as provided in this Section 8, the Company shall be notified as provided for herein.

If the sale to the Initial Purchasers of the Notes, as contemplated by this Agreement, is not carried out by the Initial Purchasers for any reason permitted under this Agreement or if such sale is not carried out because the Company shall be unable to comply and does not comply with any of the terms of this Agreement, the Company shall not be under any obligation or liability under this Agreement (except to the extent provided in Sections 5(k), 6 and 10 hereof), and the Initial Purchasers shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 9 hereof) or to one another hereunder.

9.             Increase in Initial Purchasers’ Commitments:  Subject to Sections 7 and 8 hereof, if any Initial Purchaser shall default in its obligation to take up and pay for the Notes to be purchased by it hereunder at the time of purchase or an additional time of purchase (otherwise than for a failure of a condition set forth in Section 7 hereof or a reason sufficient to justify the termination of this Agreement under the provisions of Section 8 hereof) (the “Defaulted Notes”) and if the aggregate principal amount of the Defaulted Notes which all Initial Purchasers so defaulting shall have agreed but failed to take up and pay for at such time does not exceed 10% of the total aggregate principal amount of Notes to be purchased at such time, the non-defaulting Initial Purchasers (including the Initial Purchasers, if any, substituted in the manner set forth below) shall take up and pay for (in addition to the aggregate principal amount of Notes they are obligated to purchase at such time pursuant to Section 1 hereof) the aggregate principal amount of Defaulted Notes agreed to be purchased by all such defaulting Initial Purchasers at such time, as hereinafter provided. Such Defaulted Notes shall be taken up and paid for by such non-defaulting Initial Purchasers, acting severally and not jointly, in such amount or amounts as you may designate with the consent of each Initial Purchaser so designated or, in the event no such designation is made, such Notes shall be taken up and paid for by all non-defaulting Initial Purchasers pro rata in proportion to the aggregate principal amount of Firm Notes set forth opposite the names of such non-defaulting Initial Purchasers in Schedule A.

Without relieving any defaulting Initial Purchaser from its obligations hereunder, the Company agrees with the non-defaulting Initial Purchasers that it will not sell any Firm Notes hereunder unless all of the Firm Notes are purchased by the Initial Purchasers (or by substituted Initial Purchasers selected by you with the approval of the Company or selected by the Company with your approval). Without relieving any defaulting Initial Purchaser from its obligations hereunder, the Company agrees with the non-defaulting Initial Purchasers that it will not sell any Additional Notes hereunder at an additional time of purchase unless all of the Additional Notes to be purchased by the Initial Purchasers at such additional time of purchase (as set forth in the related written notice referred to in the second paragraph of Section 1 hereof) are purchased by the Initial Purchasers (or by substituted Initial Purchasers selected by you with the approval of the Company or selected by the Company with your approval).

If a new Initial Purchaser or Initial Purchasers are substituted by the Initial Purchasers or by the Company for a defaulting Initial Purchaser or Initial Purchasers in accordance with the foregoing provision, the Company or you shall have the right to postpone the time of purchase for a period not exceeding five business days in order that any necessary changes in the Final Memorandum and other documents may be effected.

The term “Initial Purchaser” as used in this Agreement shall refer to and include any Initial Purchaser substituted under this Section 9 with like effect as if such substituted Initial Purchaser had originally been named in Schedule A hereto.

If the aggregate principal amount of Defaulted Notes which the defaulting Initial Purchaser or Initial Purchasers agreed to purchase at the time of purchase or an additional time of purchase, as the case may be, exceeds 10% of the total aggregate principal amount of Notes which all Initial Purchasers agreed to purchase hereunder at such time, and if neither the non-defaulting Initial Purchasers nor the Company shall make arrangements within the five business day period stated above for the purchase of all the Firm Notes which the defaulting Initial Purchaser or Initial Purchasers agreed to purchase hereunder at such time, this Agreement, or, in the case of a default with respect to any Additional Notes, the obligations of the Initial Purchasers to purchase, and of the Company to sell, the Additional Notes that otherwise were to be purchased by the Initial Purchasers at such additional time of purchase, shall terminate without further act or deed and without any liability with respect thereto on the part of the Company to any Initial Purchaser and without any liability with respect thereto on the part of any non-defaulting Initial Purchaser to the Company; provided, however, that, for avoidance of doubt, in the case of such a termination on account of a default with respect to any Additional Notes, this Agreement shall not terminate as to the Firm Notes or any Additional Notes purchased by the Initial Purchasers from the Company pursuant hereto prior to such termination. Nothing in this paragraph, and no action taken hereunder, shall relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

10.           Indemnity and Contribution:

(a)           The Company agrees to indemnify and hold harmless each Initial Purchaser, its partners, directors and officers, and any person who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the successors and assigns of all the foregoing persons (each, an “Initial Purchaser Indemnified Party”) from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, any such Initial Purchaser Indemnified Party may incur under the Securities Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in any Memorandum as amended or supplemented, if applicable, or arises out of or is based upon any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made therein not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in such Memorandum relying upon and in conformity with information furnished in writing by or on behalf of any Initial Purchaser to the Company expressly for use with reference to such Initial Purchaser or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in such Memorandum or necessary to make such statements not misleading.

(b)           Each Initial Purchaser severally and not jointly agrees to indemnify, defend and hold harmless the Company, its directors and officers and any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the successors and assigns of all the foregoing persons (each, a “Company Indemnified Party”) from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Company or any such person may incur under the Securities Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by or on behalf of such Initial Purchaser to the Company expressly for use with reference to such Initial Purchaser or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in such Memorandum or necessary to make such statements not misleading.

(c)           If any action, suit or proceeding (each, a “Proceeding”) is brought against any person in respect of which indemnity may be sought pursuant to either subsection (a) or (b) of this Section 10, such person (the “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing of the institution of such Proceeding and such Indemnifying Party shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all fees and expenses; provided, however, that the omission to so notify such Indemnifying Party shall not relieve such Indemnifying Party from any liability which it may have to such Indemnified Party or otherwise, except to the extent that the Indemnifying Party has been prejudiced in any material respect by such omission to so notify. Such Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the employment of such counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such Proceeding or such Indemnifying Party shall not have employed counsel to have charge of the defense of such Proceeding within 30 days of the receipt of notice thereof or such Indemnified Party shall have reasonably concluded upon written advice of counsel that there may be defenses available to it that are different from, additional to, or in conflict with those available to such Indemnifying Party (in which case such Indemnifying Party shall not have the right to direct that portion of the defense of such Proceeding on behalf of such Indemnified Party, but such Indemnifying Party may employ counsel and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Indemnifying Party), in any of which events such reasonable fees and expenses shall be borne by such Indemnifying Party and paid as incurred (it being understood, however, that such Indemnifying Party shall not be liable for the expenses of more than one separate counsel in any one Proceeding or series of related Proceedings together with reasonably necessary local counsel representing the Indemnified Parties who are parties to such Proceeding). An Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, but if settled with the written consent of such Indemnifying Party, such Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse such Indemnified Party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then such Indemnifying Party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such Indemnifying Party of the aforesaid request, (ii) such Indemnifying Party shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement and (iii) such Indemnified Party shall have given such Indemnifying Party at least 30 days’ prior notice of its intention to settle. An Indemnifying Party shall not, without the prior written consent of any Indemnified Party, effect any settlement of any pending or threatened Proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(d)           If the indemnification provided for in this Section 10 is held to be unavailable to an Indemnified Party under subsections (a) and (b) of this Section 10 in respect of any losses, damages, expenses, liabilities or claims referred to therein, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportion as the total proceeds from the offering (net of the Initial Purchasers’ discounts and commissions but before deducting expenses) received by the Company and the discounts and commissions received by the Initial Purchasers. The relative fault of the Company on the one hand and of the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to in this subsection shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating, preparing to defend or defending any Proceeding.

(e)           The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in subsection (d) above. Notwithstanding the provisions of this Section 10, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes resold by it in the initial placement of such were offered to investors exceeds the amount of any damage which such Initial Purchaser has otherwise been required to pay by reason of such untrue statement or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 10 are several in proportion to the respective principal amount of Notes they have purchased hereunder and not joint. The remedies provided for in this Section 10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

(f)            The indemnity and contribution agreements contained in this Section 10 and the covenants, warranties and representations of the Company contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of any Initial Purchaser, its partners, directors and officers or any person (including each partner, officer or director of such person) who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or by or on behalf of the Company, its directors and officers or any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and shall survive the issuance and delivery of the Notes. In addition, the agreements contained in Sections 5(k), 6, 10, 11, and 13 shall survive the termination of this Agreement, including pursuant to Section 8. The Company and each Initial Purchaser agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of the Company, against any of the Company’s officers or directors, in connection with the issuance and sale of the Notes, or in connection with any Memorandum.

11.           Initial Purchasers’ Information. The statements set forth in the last paragraph on the cover page of the Final Memorandum and the statements set forth in the fifth, seventh (second and third sentences only) and tenth paragraphs under the caption “Plan of Distribution” in the Final Memorandum constitute the only information furnished by or on behalf of the Initial Purchasers.

12.           Notices:  Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing or by facsimile and, if to the Initial Purchasers, shall be sufficient in all respects if delivered or sent to Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention:  Syndicate Department, facsimile no. (212) 296-3146, with a copy to (for informational purposes only): Attention:  Legal Department, facsimile no. (646) 202-9119, and, if to the Company, shall be sufficient in all respects if delivered or sent to the Company at the offices of the Company at 1333 West Loop South, Suite 1700, Houston, Texas  77027, Attention:  General Counsel (telephone: (713) 513-3300, telecopy: (713) 513-3456.

13.           Governing Law and Construction: THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. THE SECTION HEADINGS IN THIS AGREEMENT HAVE BEEN INSERTED AS A MATTER OF CONVENIENCE OF REFERENCE AND ARE NOT A PART OF THIS AGREEMENT.

14.           Submission to Jurisdiction. Except as set forth below, no Proceeding may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company hereby consents to the jurisdiction of such courts and personal service with respect thereto. The Company hereby consents to personal jurisdiction, service and venue in any court in which any Proceeding arising out of or in any way relating to this Agreement is brought by any third party against any of the Initial Purchasers. The Company hereby waives all right to trial by jury in any Proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Company agrees that a final judgment in any such Proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts in the jurisdiction of which the Company is or may be subject, by suit upon such judgment. The Company hereby appoints, without power of revocation, CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as its agent to accept and acknowledge on its behalf service of any and all process which may be served in any Proceeding in any way relating to or arising out of this Agreement.

15.           Parties at Interest:  The Agreement herein set forth has been and is made solely for the benefit of the Initial Purchasers and the Company and, to the extent provided in Section 10 hereof, the controlling persons, directors and officers referred to in such section, and their respective successors, assigns, executors and administrators. No other person, partnership, heirs, personal representatives, association or corporation (including a purchaser, as such purchaser, from any of the Initial Purchasers) shall acquire or have any right under or by virtue of this Agreement.

16.           No Fiduciary Relationship. The Company hereby acknowledges that the Initial Purchasers are acting solely as initial purchasers in connection with the purchase and sale of the Company’s securities. The Company further acknowledges that the Initial Purchasers are acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that the Initial Purchasers act or be responsible as a fiduciary to the Company, its management, stockholders or creditors or any other person in connection with any activity that the Initial Purchasers may undertake or have undertaken in furtherance of the purchase and sale of the Company’s securities, either before or after the date hereof. The Initial Purchasers hereby expressly disclaim any fiduciary or similar obligations to the Company, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect. The Company and the Initial Purchasers agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Initial Purchasers to the Company regarding such transactions, including, but not limited to, any opinions or views with respect to the price or market for the Company’s securities, do not constitute advice or recommendations to the Company. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Initial Purchasers with respect to any breach or alleged breach of any fiduciary or similar duty to the Company in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.

17.           Counterparts:  This Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties. Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart thereof.

18.           Successors and Assigns:  This Agreement shall be binding upon the Initial Purchasers and the Company and their successors and assigns and any successor or assign of any substantial portion of the Company’s and any of the Initial Purchasers’ respective businesses and/or assets.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

If the foregoing correctly sets forth the understanding between the Company and the Initial Purchasers, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and the Initial Purchasers, severally.

Very truly yours,

CAMERON INTERNATIONAL CORPORATION

By:	/s/ Franklin Myers
	Name:	Franklin Myers
	Title:	Senior Vice President and
Chief Financial Officer

Accepted and agreed to as of the date first above written, on behalf of itself and the other several Initial Purchasers named in
Schedule A hereto:

BY: MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Todd Singer
	Name:	Todd Singer
	Title:	Executive Director

BY: CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Quinn P. Fanning
	Name:	Quinn P. Fanning
	Title:	Managing Director

BY: J.P. MORGAN SECURITIES INC.

By:	/s/ Helen A. Carr
	Name:	Helen A. Carr
	Title:	Managing Director

SCHEDULE A

Initial Purchaser	Principal Amount of Notes
Morgan Stanley & Co. Incorporated	$400,000,000
Citigroup Global Markets Inc.	50,000,000
J.P. Morgan Securities Inc.	50,000,000
Total	$500,000,000

Exhibit A

FORM OF OPINION OF COUNSEL TO THE COMPANY

The opinion of Porter & Hedges, L.L.P., counsel for the Company (capitalized terms not otherwise defined herein shall have the meanings provided in the Purchase Agreement, to which this is an Exhibit), to be delivered pursuant to Section 7(a) of the Purchase Agreement shall be to the effect that:

(i)            The Purchase Agreement has been duly and validly authorized, executed and delivered by the Company.

(ii)           The Registration Rights Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, entitling the holders of the Notes to the benefits thereof and enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally and general principles of equity and (ii) rights to indemnity and contribution may be limited by applicable law.

(iii)          The Indenture has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(iv)          The Notes have been duly authorized and executed by the Company and when duly authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of the Purchase Agreement, will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(v)           The Shares initially issuable upon conversion of the Notes have been duly authorized and reserved for issuance upon conversion of the Notes, and upon conversion of the Notes in accordance with their terms and the terms of the Indenture will be issued free of statutory and contractual preemptive rights and are initially sufficient in number to meet the conversion requirements of the Notes, and such Shares, when so issued in accordance with the terms of the Indenture, will be duly and validly issued and fully paid and non-assessable.

(vi)          The execution, delivery and performance by the Company of the Operative Documents, including the consummation of the offer and sale of the Notes, and the issuance of the Shares upon conversion of the Notes, does not or will not violate, conflict with or constitute a breach of any of the terms or provisions of, or default under (or an event that with notice or the lapse of time, or both, would constitute a default), or require consent under, or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Company or any Principal Subsidiary or an acceleration of any indebtedness of the Company or any Principal Subsidiary pursuant to (i) the charter, bylaws or other constitutive documents of the Company or any Principal Subsidiary, (ii) to the knowledge of such counsel, any Agreements and Instruments filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, together with any amendments to such Agreements or Instruments, (iii) to the knowledge of such counsel, any law, statute, rule or regulation applicable to the Company or any subsidiary or its respective assets or properties typical, in such counsel’s experience, for transactions contemplated by the Operative Documents and assuming the accuracy of the representations and warranties of the Company and the Initial Purchasers in the Purchase Agreement and the due performance by the Company and the Initial Purchasers thereof or (iv) to the knowledge of such counsel, any judgment, order or decree of any domestic or foreign court or governmental agency or authority having jurisdiction over the Company or any subsidiary or their respective assets or properties that, except as, in the case of clauses (ii) and (iv), would not, either individually or in the aggregate, interfere with or adversely affect the issuance of the Notes or the issuance of the Shares upon conversion of the Notes, in any jurisdiction or adversely affect the consummation of the transactions contemplated by any of the Operative Documents.

(vii)         It is not necessary in connection with (i) the offer, sale and delivery of the Notes to the Initial Purchasers pursuant to the Purchase Agreement or (ii) the initial resales of the Notes by the Initial Purchasers in the manner contemplated in the Preliminary Memorandum and the Final Memorandum to register the Notes under the Securities Act or to qualify the Indenture in respect thereof under the Trust Indenture Act of 1939, as amended, it being understood that no opinion is expressed as to any subsequent resale of any Note or Share.

(viii)        No consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, any national, state or local court or governmental agency, body or administrative agency or of or with the rules of the New York Stock Exchange, or approval of the stockholders of the Company, is required to be obtained or made by the Company for the performance by the Company of its obligations under the Purchase Agreement, the Indenture or the Notes, except (a) such as have been obtained or made on or prior to the date hereof, (b) such as may be required under state securities and blue sky laws, (c) as may be required by Federal or state securities laws with respect to the Company’s obligations under the Registration Rights Agreement and the listing of the Shares on the New York Stock

Exchange in connection therewith, or (d) those for which the failure to obtain or make would not, either individually or in the aggregate (1) have a Material Adverse Effect or (2)  interfere with or adversely affect the issuance of the Notes or the Shares in any jurisdiction or adversely affect the consummation of the transactions contemplated by any of the Operative Documents.

(ix)           The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Preliminary Memorandum and the Final Memorandum will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(x)            The terms of the Notes, the Registration Rights Agreement, the Indenture and the capital stock of the Company, including the Shares, conform as to legal matters in all material respects to the description thereof contained in the Preliminary Memorandum and the Final Memorandum.

(xi)           Each document filed under the Exchange Act and incorporated by reference in the Preliminary Memorandum or the Final Memorandum (other than the financial statements and related schedules included therein, as to which such counsel need not comment) when they were filed with the Commission complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(xii)          The statements in the Preliminary Memorandum and the Final Memorandum under the captions “Description of the Notes”, “Description of Capital Stock”, “Plan of Distribution” and “Notice to Investors”, in so far as such statements constitute summaries of legal matters, documents or proceedings referred to therein, fairly summarize the matters referred to therein.

(xiii)         In addition, such counsel shall state that they have participated in discussions with your representatives, representatives of the Company and its counsel and independent registered public accounting firm concerning the preparation of the Preliminary Memorandum and the Final Memorandum. Such counsel shall state that, although they are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of any of the statements in the Preliminary Memorandum and the Final Memorandum (except to the extent stated in paragraphs (x) and (xii) above), no facts have come to their attention that lead such counsel to believe that (i) the Preliminary Memorandum (other than the financial statements and related schedules and other financial data contained or incorporated therein as to which such counsel need express no belief), as of the Applicable Time (as defined below), when taken together with the Term Sheet (as defined below), included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) the Final Memorandum (other than the financial statements and related schedules and other financial data contained or incorporated therein as to which such counsel need express no belief), as of the date of the Final Memorandum, or as of the date hereof, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used herein, “Applicable Time” means 7:00 A.M., eastern standard time, on May 23, 2006.

Exhibit B

FORM OF OPINION OF THE GENERAL COUNSEL

The opinion of William C. Lemmer, Vice President, General Counsel and Secretary of the Company (capitalized terms not otherwise defined herein shall have the meanings provided in the Purchase Agreement, to which this is an Exhibit), to be delivered pursuant to Section 7(b) of the Purchase Agreement shall be to the effect that:

(i)            The Company (a) has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation; (b) has the corporate power and authority to own its property and to conduct its business as described in the Preliminary Memorandum and the Final Memorandum and to own, lease, license and operate its respective properties in accordance with its business as currently conducted; and (c) is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

(ii)           Based on a certificate of public officials in such jurisdictions and advice of counsel licensed to practice in such jurisdiction, each of Cooper Cameron (UK) Limited, Cooper Cameron Canada Corporation, Cameron France SAS, Cooper Cameron (Singapore) Pte. Ltd., Cooper Cameron Valves Italy Srl, Cameron International Holding Corp., Cooper Cameron Holding (Cayman) Limited, Cameron Holding (Luxembourg) SARL and Cameron (Luxembourg) SARL (each, a “Principal Subsidiary”) (a) has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation; (b) has the corporate power and authority to own its property and to conduct it business as described in the Preliminary Memorandum and the Final Memorandum and to own, lease, license and operate its respective properties in accordance with its business as currently conducted; and (c) is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

(iii)          The Company has all requisite corporate power and authority to execute, deliver and perform all of its obligations under the Operative Documents and to consummate the transactions contemplated by the Operative Documents to be consummated on its part.

(iv)          The Company has an authorized capitalization as set forth in the Preliminary Memorandum and the Final Memorandum; the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of any statutory or contractual preemptive rights, resale rights, rights of first refusal or similar rights.

(v)           The statements in “Item 3 – Legal Proceedings” of the Company’s most recent annual report on Form 10-K incorporated by reference in the Preliminary Memorandum and the Final Memorandum, insofar as such statements constitute summaries of the legal proceedings referred to therein, fairly present the information called for with respect to such legal proceedings and fairly summarize the matters referred to therein.

(vi)          The execution, delivery and performance by the Company of the Operative Documents, including the consummation of the offer and sale of the Notes, and the issuance of the Shares upon conversion of the Notes, does not or will not violate, conflict with or constitute a breach of any of the terms or provisions of, or default under (or an event that with notice or the lapse of time, or both, would constitute a default), or require consent under, or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Company or any Principal Subsidiary or an acceleration of any indebtedness of the Company or any Principal Subsidiary pursuant to (i) the charter, bylaws or other constitutive documents of the Company or any Principal Subsidiary, (ii) to the knowledge of such counsel, any Agreements and Instruments filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, together with any amendments to such Agreements or Instruments, (iii) to the knowledge of such counsel, any law, statute, rule or regulation applicable to the Company or any subsidiary or its respective assets or properties typical, in such counsel’s experience, for transactions contemplated by the Operative Documents and assuming the accuracy of the representations and warranties of the Company and the Initial Purchasers in the Purchase Agreement and the due performance by the Company and the Initial Purchasers thereof or (iv) to the knowledge of such counsel, any judgment, order or decree of any domestic or foreign court or governmental agency or authority having jurisdiction over the Company or any subsidiary or their respective assets or properties that, except as, in the case of clauses (ii) and (iv), would not, either individually or in the aggregate, interfere with or adversely affect the issuance of the Notes or the issuance of the Shares upon conversion of the Notes, in any jurisdiction or adversely affect the consummation of the transactions contemplated by any of the Operative Documents.

(vii)         Neither the Company nor any of the Principal Subsidiaries is in breach or violation of, or in default under (nor has any event occurred which with notice, lapse of time, or both would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or person acting on such holder’s behalf), the right to require the repurchase, redemption or repayment of all or part of such indebtedness under) its respective charter or by-laws or any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or any of the Principal Subsidiaries is a party or by which any of them or their respective properties may be bound or affected, or under any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Company or any of the Principal Subsidiaries.

(viii)        After due inquiry, such counsel does not know of any legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that would be required to be described in the Preliminary Memorandum or the Final Memorandum (if the Securities Act and the rules and regulations thereunder were applicable to the offer and sale of the Notes) and are not so described or of any statutes, regulations, contracts or other documents that are required to be described in the Preliminary Memorandum or the Final Memorandum (if the Securities Act and the rules and regulations thereunder were applicable to the offer and sale of the Notes) or to be filed or incorporated by reference as exhibits to the Preliminary Memorandum or the Final Memorandum that are not described, filed or incorporated as required.

(ix)           In addition, such counsel shall state that he has participated in discussions with your representatives, representatives of the Company and its counsel and independent registered public accounting firm concerning the preparation of the Preliminary Memorandum and the Final Memorandum. Such counsel shall state that, although he is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of any of the statements in the Preliminary Memorandum and the Final Memorandum (except to the extent stated in paragraph (v) above), no facts have come to his attention that lead such counsel to believe that (i) the Preliminary Memorandum (other than the financial statements and related schedules and other financial data contained or incorporated therein as to which such counsel need express no belief), as of the Applicable Time (as defined below), when taken together with the Term Sheet (as defined below), included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) the Final Memorandum (other than the financial statements and related schedules and other financial data contained or incorporated therein as to which such counsel need express no belief), as of the date of the Final Memorandum, or as of the date hereof, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used herein, “Applicable Time” means 7:00 A.M., eastern standard time, on May 23, 2006.

Exhibit C

OFFICERS’ CERTIFICATE

1.               I have reviewed the Memorandum.

2.               The representations and warranties of the Company as set forth in the Purchase Agreement are true and correct as of the time of purchase and, if applicable, the additional time of purchase.

3.               The Company has performed all of its obligations under the Purchase Agreement as are to be performed at or before the time of purchase and at or before the additional time of purchase, as the case may be.

4.               The conditions set forth in paragraphs (f) and (g) of Section 7 of the Purchase Agreement have been met.

5.               The financial statements and other financial information included in the Preliminary Memorandum and the Final Memorandum fairly present in all material respects the financial condition, results of operations, and cash flows of the Company as of, and for, the periods presented in the Preliminary Memorandum and the Final Memorandum.

C-1

Exhibit D

**APPROVED FOR EXTERNAL USE**

**QIBS ONLY**

Cameron International Corporation

$500,000,000
2.5% 144A Convertible Senior Notes due 2026

Issuer:	Cameron International Corporation
Title of securities:	2.5% Convertible Senior Notes due 2026
Ticker / Exchange:	CAM / NYSE
Aggregate principal amount offered:	$500 million
Over-allotment option:	$75 million
Net proceeds:

Approximately $491 million (approximately $565 million if the initial purchasers exercise their over-allotment options in full) after deducting initial purchasers’ discounts, commissions and offering expenses

Use of proceeds:

Cameron intends to use the net proceeds from this offering (1) to repay at maturity (or at its option at an earlier date) 100% of its issued and outstanding $200 million 2.650% senior notes due 2007; (2) to purchase outstanding shares of Cameron’s common stock concurrently with the sale of the notes, and (3) for general corporate purposes including additional purchases of Cameron’s common stock. Pending application of the proceeds, Cameron may initially invest the proceeds in short-term marketable securities.

Ranking:

The notes will be Cameron’s senior unsecured obligations and rank equally in right of payment with all of the company’s other unsecured indebtedness and senior to any of the company’s subordinated indebtedness. The notes will be effectively subordinated to any secured indebtedness Cameron may incur to the extent of the collateral securing such indebtedness. The notes will not be guaranteed by any of Cameron’s subsidiaries and, accordingly, the notes will be effectively subordinated to the indebtedness and other liabilities of the company’s subsidiaries, including trade creditors.

Initial purchasers:	Morgan Stanley & Co. Incorporated (Bookrunner), Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (Co-managers)
Trustee:	Sun Trust Bank
Principal amount per note:	$1,000
Issue price:	98.375% of the principal amount
Annual interest rate:	2.5% per annum
Conversion premium:	55%
Reference price	$45.65
Initial conversion price:	Approximately $70.76 per share of common stock
Initial conversion rate:	14.1328 shares of common stock per $1,000 aggregate principal amount of notes (subject to anti-dilution adjustments)
Conversion rights:

Holders may convert their notes before the close of business on the scheduled trading day immediately preceding June 15, 2011 in multiples of $1,000 principal amount, at the option of the holder, under the following circumstances: (1) during any fiscal quarter after the fiscal quarter ending June 30, 2006 if the closing sale price of Cameron’s common stock exceeds 130% of the then current conversion price for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter; (2) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 97% of the product of the last reported sale price of Cameron’s common stock and the conversion rate on each such day; (3) upon the occurrence of specified corporate transactions; or (4) upon receipt of a notice of redemption. On or after June 15, 2011 to (and including) the close of business on the scheduled trading day immediately preceding the maturity date, subject to prior repurchase of the notes, holders may convert the notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

Conversion rate cap:	None
Interest payment dates:	June 15 and December 15 of each year, beginning December 15, 2006
Maturity:	June 15, 2026
Optional redemption:

Beginning on June 20, 2011, Cameron may redeem the notes at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date.

Repurchase of notes at the option of holders:

Each holder may require Cameron to repurchase all or a portion of that holder’s notes on June 15, 2011, 2016 and 2021, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but not including, the repurchase date.

Trade date:	May 23, 2006
Settlement date:	May 26, 2006
CUSIP:	13342BAA3
ISIN NUMBER:	US13342BAA35
Registration:	144A with Registration Rights
Dividend protection:	Full dividend protection via a conversion rate adjustment
Fundamental change:

If Cameron undergoes a “fundamental change,” holders will have the option to require Cameron to purchase all or any portion of their notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, to but excluding the fundamental change purchase date. Cameron will pay cash for all notes so purchased.

Adjustment to conversion rate upon a fundamental change:	In the event of any fundamental change, a holder may elect to convert its notes and Cameron will pay a make-whole premium by increasing the conversion rate applicable to such notes.

Make-Whole Table:

	Stock Price
Effective Date
	$45.65	$48.00	$50.00	$55.00	$60.00	$65.00	$70.00	$80.00	$90.00	$100.00	$120.00	$140.00	$160.00	$180.00	$200.00
5/26/2006	7.4170	6.7310	6.2132	5.1367	4.3016	3.6442	3.1204	2.3545	1.8370	1.4752	1.0205	0.7581	0.5927	0.4804	0.3996
5/15/2007	7.3410	6.6175	6.0726	4.9448	4.0769	3.4003	2.8672	2.1019	1.5989	1.2571	0.8445	0.6179	0.4803	0.3893	0.3245
5/15/2008	7.2597	6.4873	5.9068	4.7107	3.7991	3.0974	2.5530	1.7915	1.3110	0.9986	0.6439	0.4635	0.3596	0.2928	0.2457
5/15/2009	7.2044	6.3621	5.7296	4.4316	3.4532	2.7132	2.1522	1.3998	0.9572	0.6911	0.4205	0.2998	0.2353	0.1946	0.1655
5/15/2010	7.2746	6.3201	5.5993	4.1151	3.0056	2.1877	1.5937	0.8660	0.5041	0.3260	0.1881	0.1407	0.1157	0.0984	0.0850
5/15/2011	7.4170	6.7005	5.8672	4.0490	2.5339	1.2518	0.1529	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

You should rely only on the information contained or incorporated by reference in the preliminary offering memorandum dated May 22, 2006, as supplemented by this final pricing term sheet in making an investment decision with respect to these securities.

This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes or the common stock issuable upon conversion of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

**QIBS ONLY**

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